TELUPAY PARTNERS WITH PHILIPPINE BANK UCPB.

TelUPay International Inc. (OTCQB: TLPY) - Providing secure mobile banking and payment solutions for the developing world.

NEW YORK, Oct. 29, 2014 /PRNewswire/ - TelUPay International Inc. (OTCQB: TLPY) has partnered with the United Coconut Planters Bank of the Philippines (UCPB) and has commenced a marketing campaign to promote its mobile phone banking service. The campaign started with a very successful three-day event on Sept 4-5 & 11th, 2014, showcasing the features and advantages of UCPB's mobile phone banking service. The campaign is a marketing effort by both UCPB and TelUPay to increase enrollment and usage of the service and to highlight the convenience and secure way of conducting balance inquires, fund transfers, bill payments and purchasing mobile airtime.

The campaign targets UCPB's corporate payroll arrangements and shall be conducted on a regular basis over the coming months. "TelUPay is excited to work with UCPB in promoting its mobile phone banking service to upwards of a million clients and looks forward to the upcoming series of roadshows to assist UCPB in rapidly building its mobile phone banking subscriber base," states Mr. Adrian Ansell, CEO of TelUPay.

UCPB is one of four major commercial banks in the Philippines using TelUPay's mobile banking and payment solutions. With its white-label banking clients in the Philippines, TelUPay generates revenues between US $0.25 and US $0.50 a month or roughly US $3.00 to US $6.00 per year from each active mobile banking subscriber. TelUPay expects to see this revenue increase over time as subscribers use more mobile financial services.

About UCPB

UCPB is one of the largest Philippine banks, with 188 branches and 290 ATMs, and is a leading provider of financial products and services to corporations, government institutions, SMEs and individuals throughout the Philippines. UCPB has expanded its electronic banking capability with telephone banking, Internet banking and mobile banking facilities. UCPB has always been at the forefront of customer service innovations and was among the first banks to introduce an ATM service in the 1980s. In 1991, it took the lead with three other banks in organizing Megalink, the Philippines' first shared ATM network.

Source: www.ucpb.com/

About TelUPay International Inc.

TelUPay has developed the next generation of secure mobile banking/payments technology (MBPS) designed for banks, mobile operators, credit card companies, micro-finance and other financial institutions. TelUPay offers customized services and continuously develops new applications that drive new revenue streams for its clients. TelUPay's bank-grade MBPS uses the most secure encryption technology available for both the bank and the end-user. Services include; fund transfers, P2P remittances both domestically and internationally, bill payments, merchant payments, mobile airtime purchases, balance inquiries and a host of other services designed to provide the ultimate convenience to the consumer at the lowest possible cost.

Telupay International Inc. is incorporated in Nevada USA, with operations in the Philippines, Indonesia, Peru, the UK, Guam and Micronesia.

For more information visit www.telupay.com.

Contact Beth at beth@telupay.com or call +63 918 346 0999